[Logo of CBRL Group, Inc.]                                  Post Office Box 787
                                                            Lebanon, Tennessee
                                                                    37088-0787
                                                            Phone 615.443.9869

--------------------------------------------------------------------------------
CBRL GROUP, INC.
--------------------------------------------------------------------------------

                                                Contact: Lawrence E. White
                                                         Senior Vice President/
                                                           Finance and
                                                         Chief Financial Officer



        CBRL GROUP, INC. ANNOUNCES RESULTS FOR FISCAL 2006 FIRST QUARTER
             Adopts New Accounting Rule For Expensing Stock Options Discusses Trends and Possible Effect on Fiscal 2006 Second Quarter and Full
                                  Fiscal Year

LEBANON,  Tenn. (November 21, 2005) -- CBRL Group, Inc. (the "Company") (Nasdaq:
CBRL) today announced results for the first quarter ended October 28, 2005, reporting diluted net income per share of $0.51 compared with $0.57 in the first quarter of fiscal 2005. The Company noted that results for the first quarter of fiscal 2006 included approximately $0.04 per diluted share of stock option expense after tax as a result of initial adoption of Statement of Financial Accounting Standards No. 123 Revised, "Share-Based Payment," ("SFAS 123R"), which requires the Company to recognize as expense the fair value of options granted after the date of adoption and any unvested stock option grants at the date of adoption. In addition, the Company described how current trends could affect results for its second quarter and the 2006 full fiscal year.

     A summary of fiscal 2006 first-quarter results includes:

o Comparable store restaurant sales were down 0.4% for Cracker Barrel Old Country Store(R) ("Cracker Barrel"), and comparable store retail sales at Cracker Barrel were down 11.6%.

o Comparable restaurant sales for the first fiscal quarter were up 0.5% for Logan's Roadhouse(R) ("Logan's").

o Total revenue for the first quarter of $633.4 million increased 3.4% from the year-ago quarter.

o Net income and diluted net income per share for the first quarter were $25.7 million and $0.51, respectively (including approximately $1.8 million and $0.04 per diluted share, respectively, of stock option expense after tax), compared to net income of $29.9 million and diluted net income per share of $0.57 in the year-ago quarter.

o Operating income margin in the first quarter was 6.6% of total revenues (including an impact of approximately 0.4% of revenues attributable to stock option expense) compared to 7.9% in the year-ago quarter.

First-Quarter Fiscal 2006 Results

Total revenue for the first quarter of fiscal 2006 ended October 28, 2005 of $633.4 million represented an increase of 3.4% above the first quarter of fiscal 2005. Comparable store restaurant sales for the first quarter for Cracker Barrel decreased 0.4%, including a 3.8% higher average check, while guest traffic was 4.2% lower. Cracker Barrel's average menu price increase for the full quarter was approximately 3.7% compared with last year. Comparable store retail sales at Cracker Barrel decreased 11.6% for the quarter. Logan's comparable restaurant sales for the quarter were up 0.5% as average check increased 2.3% while guest traffic decreased 1.8%. Logan's had approximately 2.5% of average menu price increase during the first quarter compared with last year. During the quarter, the Company lost approximately 243 store operating days due to closings for hurricane damage and related power outages. During the quarter, the Company opened eight new Cracker Barrel units and five new Logan's company-owned restaurants.

The Company reported net income for the first quarter of fiscal 2006 of $25.7 million, or $0.51 per diluted share, compared to net income of $29.9 million and diluted net income per share of $0.57 for the first quarter of fiscal 2005. As a result of the Company's adoption of SFAS 123R during the first quarter of fiscal 2006, stock option expense for the quarter was approximately $1.8 million after income taxes, or $0.04 per diluted share.

Operating income for the first quarter of fiscal 2006 of $41.8 million was 6.6% of total revenue compared to 7.9% in the first quarter of fiscal 2005. Before the effect of stock option expense, operating income margin would have been 7.0% for the first quarter of fiscal 2006. The comparison of operating income margin to the first quarter of last year primarily reflected sales softness and higher other store operating expenses (including higher utilities, advertising and maintenance expenses) and higher general and administrative expenses (including stock option expense), partly offset by lower cost of goods sold, as lower food cost and lower retail sales benefited this cost.

Commenting on the first-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, "We have faced a challenging sales environment this year, as many restaurant and retail companies have reported. Restaurant sales at Cracker Barrel were at the low end of our expectations, and retail sales, as well as Logan's restaurant sales, were below our expectations. In addition, we saw higher utility costs as energy prices increased even more sharply than we expected over year-ago levels. In the face of these challenges, we were pleased that our operating teams showed solid improvements managing product costs and hourly restaurant labor productivity."

Woodhouse added, "Our retail sales have been disappointing, reflecting lower restaurant guest traffic and the fact that our customers have been spending less on average per retail purchase. On the other hand, we saw only a small decline in the incidence of retail purchases per guest during the quarter, and we continue to believe our strategy aimed at building the frequency of retail purchases by our significant traffic of restaurant guests provides us an opportunity to grow retail sales over time."

The Company urges caution in considering its current trends and the possible effect on earnings disclosed in this press release. The restaurant industry is highly competitive, and trends and earnings are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission ("SEC").

Fiscal 2006 Trends and Possible Effect on Earnings

The Company provided possible effects of current trends on earnings for its second quarter of fiscal 2006, which ends January 27, 2006, and for the full fiscal year of 2006. The Company noted a high degree of uncertainty in its current sales trends, as consumer sentiment remains weak and additional pressures on consumer spending from high winter heating costs and rising interest rates are possible. Trends could be affected favorably, however, by adaptation of consumer spending to moderating gasoline prices, mild winter weather during the holiday travel season, increased purchases of seasonal retail product as the holiday shopping season begins, and an extended Spring travel season with a later Easter holiday this year.

In light of these uncertainties, the Company estimates that a continuation of current trends in sales for the second quarter and full fiscal year could result in total revenues that range from 3% to 6% above prior year. Without a significant change in trends, comparable store restaurant sales at Cracker Barrel could range between down 1% to up 1% from prior year, and comparable store retail sales declines from last year could range between 5% and 10%. Trends in Logan's comparable restaurant sales could range from up 1% to 4% from prior year. With these revenue trends, the Company could see diluted net income per share between $0.57 to $0.63, including approximately $0.03 to $0.04 per diluted share of stock option expense, for the second quarter of fiscal 2006, compared with $0.63 per share in the second quarter last year.

For the full year of fiscal 2006, diluted net income per share could range between $2.30 and $2.45, including approximately $0.12 to $0.14 per diluted share of stock option expense, compared with $2.45 for the full year of fiscal 2005. With these revenue trends, combined with expected improvements in cost of goods sold, but other cost pressures, the Company's operating income margins for the second quarter and full fiscal year, before an estimated 0.3% to 0.4% of total revenue effect from stock option expense, could fall below prior year. The Company presently expects to open three new Cracker Barrel units in the second quarter, one of which has already opened, five new Logan's company-operated units and one new Logan's franchised unit. For the full year of fiscal 2006, the Company continues to anticipate opening 26 new Cracker Barrel stores and presently expects to open 20 to 22 new Logan's company-owned units and two new Logan's franchised units. The Company presently expects its income tax rate for fiscal 2006 to be equal to fiscal 2005, and the Company still has 0.8 million shares remaining to be repurchased under a previously disclosed authorization.

Woodhouse concluded, "Our outlook, particularly in the near term, remains uncertain. While we are hopeful that moderating gasoline prices and other factors could boost consumer sentiment and spending, especially in the important post-Thanksgiving holiday shopping season, a significant improvement in our sales trends is not yet in evidence. In the meantime, we will continue to focus on managing our costs and improving operating efficiencies throughout our company."

Fiscal 2006 First-Quarter Conference Call

The live broadcast of CBRL Group's quarterly conference call will be available to the public on-line at investorcalendar.com or cbrlgroup.com today beginning at 11:00 a.m. (EST). The on-line replay will follow immediately and continue through November 28, 2005.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 538 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 129 company-operated and 23 franchised Logan's Roadhouse restaurants in 19 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking statements generally can be identified by the use of forward-looking terminology such as "trends," "assumptions," "target," "guidance," "outlook," "plans," "goals," "objectives," "expectations," "near-term," "long-term," "projection," "may," "will," "would," "could," "expect," "intend," "estimate," "anticipate," "believe," "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness on sales and customer travel, discretionary income or personal expenditure activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; competitive marketing and operational initiatives; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; commodity, workers' compensation, group health and utility price changes; actuarial estimate uncertainties with respect to self-insured workers' compensation, general liability and group health; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; the ability of the Company to open and operate new locations successfully; changes in building materials and construction costs; the effects of plans intended to promote or protect the Company's brands and products; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; changes in foreign exchange rates affecting the Company's future retail inventory purchases; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company's products or restaurant food in general; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company's restaurant or retail supply chain; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; changes in interest rates affecting the Company's financing costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America ("GAAP"); effectiveness of internal controls over financial reporting and disclosure; changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

                                CBRL GROUP, INC.
                          CONSOLIDATED INCOME STATEMENT
                                   (Unaudited)
                      (In thousands, except share amounts)


                                                                                   First Quarter Ended
                                                                        ----------------------------------------------
                                                                         10/28/05             10/29/04         Change
                                                                        -----------         -----------       --------
Total revenue                                                           $   633,357         $   612,653           3%
Cost of goods sold                                                          199,321             199,842           -
                                                                        -----------         -----------
Gross profit                                                                434,036             412,811           5
Labor & other related expenses                                              235,976             226,189           4
Other store operating expenses                                              117,527             104,103          13
                                                                        -----------         -----------
Store operating income                                                       80,533              82,519          (2)
General and administrative expenses                                          38,704              34,376          13
                                                                        -----------         -----------
Operating income                                                             41,829              48,143         (13)
Interest expense                                                              2,498               2,095          19
                                                                        -----------         -----------
Pretax income                                                                39,331              46,048         (15)
Provision for income taxes                                                   13,609              16,118         (16)
                                                                        -----------         -----------
Net income                                                              $    25,722         $    29,930         (14)
                                                                        ===========         ===========

Earnings per share:
       Basic                                                            $      0.55         $      0.61         (10)
                                                                        ===========         ===========
       Diluted                                                          $      0.51         $      0.57         (11)
                                                                        ===========         ===========

Weighted average shares:                                                 46,672,202          48,712,161         (4)
       Basic                                                             51,836,594          54,356,771         (5)
       Diluted

RATIO ANALYSIS
--------------
Net sales:
       Restaurant                                                              82.7%               80.7%
       Retail                                                                  17.2                19.2
                                                                        -----------         -----------
           Total net sales                                                     99.9                99.9
Franchise fees and royalties                                                    0.1                 0.1
                                                                        -----------         -----------
           Total revenue                                                      100.0               100.0
Cost of goods sold                                                             31.5                32.6
                                                                        -----------         -----------
Gross profit                                                                   68.5                67.4
Labor & other related expenses                                                 37.3                36.9
Other store operating expenses                                                 18.5                17.0
                                                                        -----------         -----------
Store operating income                                                         12.7                13.5
General and administrative expenses                                             6.1                 5.6
                                                                        -----------         -----------
Operating income                                                                6.6                 7.9
Interest expense                                                                0.4                 0.4
                                                                        -----------         -----------
Pretax income                                                                   6.2                 7.5
Provision for income taxes                                                      2.1                 2.6
                                                                        -----------         -----------
Net income                                                                      4.1%                4.9%
                                                                        ===========         ===========


                      CONSOLIDATED CONDENSED BALANCE SHEET
                                   (Unaudited)
                                 (In thousands)


                                                                                10/28/05          7/29/05
                                                                              ------------     ------------
Assets
Cash and cash equivalents                                                     $     19,987     $     17,173
Other current assets                                                               202,242          173,310
Property and equipment, net                                                      1,235,122        1,218,298
Long-lived assets                                                                  126,586          124,491
                                                                              ------------     ------------
    Total assets                                                              $  1,583,937     $  1,533,272
                                                                              ============     ============

Liabilities and Shareholders' Equity
Current liabilities                                                           $    292,602     $    295,345
Long-term debt                                                                     236,140          212,218
Other long-term obligations                                                        159,088          155,721
Shareholders' equity                                                               896,107          869,988
                                                                              ------------     ------------
    Total liabilities and shareholders' equity                                $  1,583,937     $  1,533,272
                                                                              ============     ============

                   CONSOLIDATED CONDENSED CASH FLOW STATEMENT
                                   (Unaudited)
                                 (In thousands)

                                                                                   First Quarter Ended
                                                                              ------------------------------
                                                                                10/28/05            10/29/04
                                                                              -----------       ------------
Cash flow from operating activities:
        Net income                                                            $    25,722       $    29,930
        Depreciation and amortization                                              17,186            16,179
        Loss on disposition of property and equipment                                 742               527
        Accretion on zero-coupon notes                                              1,423             1,382
        Share-based compensation, net of excess tax benefit                         3,133                66
        Net changes in other assets and liabilities                               (30,315)          (10,176)
                                                                              -----------       -----------
                Net cash provided by operating activities                          17,891            38,510
                                                                              -----------       -----------
Cash flows from investing activities:
        Purchase of property and equipment                                        (34,788)          (37,369)
        Proceeds from sale of property and equipment                                   36               184
                                                                              -----------       -----------
                Net cash used in investing activities                             (34,752)          (37,185)
                                                                              -----------       -----------
Cash flows from financing activities:
        Net Borrowings on credit facilities                                        22,447            19,952
        Proceeds from exercise of stock options                                     2,298            12,143
        Excess tax benefit from share-based compensation                              522                --
        Purchase and retirement of common stock                                         --          (39,873)
        Dividends on common stock                                                  (5,592)           (5,365)
                                                                              -----------       ------------
               Net cash provided by (used in) financing activities                 19,675           (13,143)
                                                                              -----------       ------------
Net increase (decrease) in cash and cash equivalents                                2,814           (11,818)
Cash and cash equivalents, beginning of period                                     17,173            28,775
                                                                              -----------       -----------
Cash and cash equivalents, end of period                                      $    19,987       $    16,957
                                                                              ===========       ===========

                                CBRL GROUP, INC.
                            Supplemental Information
                                   (Unaudited)


                                                                   As of             As of              As of
                                                              --------------     --------------    -------------
                                                                 10/28/05           7/29/05           10/29/04
Common shares outstanding                                       46,726,847         46,619,803        48,322,751
                                                              ==============     ==============    =============


                                                                                     First Quarter Ended
                                                                                   ------------------------
Units in operation:                                                                10/29/05       10/29/04
                                                                                   ---------     ----------
     Cracker Barrel
          Open at beginning of period                                                    529           504
          Opened during period                                                             8             5
                                                                                  ----------     ---------
          Open at end of period                                                          537           509

     Logan's Roadhouse - company-owned
          Open at beginning of period                                                    124           107
          Opened during period                                                             5             7
                                                                                  ----------      --------
          Open at end of period                                                          129           114

      Total company-owned units                                                          666           623

      Logan's Roadhouse - franchised
           Open at beginning of period                                                   23            20
           Opened during period                                                           0             0
                                                                                  ----------      --------
            Open at end of period                                                         23            20

       System-wide units                                                                 689           643
                                                                                  ==========      ========

Total revenue in company-owned stores: (In thousands)
     Cracker Barrel - restaurant                                                $    426,645     $     408,413
     Cracker Barrel - retail                                                         108,840           117,911
                                                                                ------------     -------------
     Cracker Barrel - total                                                          535,485           526,324
     Logan's Roadhouse                                                                97,327            85,800
                                                                                ------------     -------------
     Total net sales                                                                 632,812           612,124
     Franchise fees and royalties                                                        545               529
                                                                                ------------     -------------
     Total Revenue                                                              $    633,357     $     612,653
                                                                                ============     =============

Operating weeks - company-owned stores:
     Cracker Barrel                                                                    6,938             6,573
     Logan's Roadhouse                                                                 1,652             1,439

Average unit volume - company-owned stores: (In thousands)
     Cracker Barrel - restaurant                                                $      799.4     $       807.8
     Cracker Barrel - retail                                                           204.0             233.2
                                                                                ------------     -------------
     Cracker Barrel - total                                                     $    1,003.4     $     1,041.0
                                                                                ============     =============
     Logan's Roadhouse                                                          $      765.9     $       775.1
                                                                                ============     =============

                                                                                     Q1 2006 vs. Q1 2005
                                                                                     -------------------
Comparable store sales period to period (decrease) increase:                    Cracker Barrel        Logan's
Restaurant                                                                             (0.4%)           0.5%
Retail                                                                                (11.6%)            --

Number of locations in comparable store base                                            488             103


                                     -END-